Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HEARTFLOW, INC.
ARTICLE I
The name of the corporation is Heartflow, Inc. (the “Company”).
ARTICLE II
The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
ARTICLE III
The address of the Company’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of the registered agent at such address is The Corporation Trust Company.
ARTICLE IV
The total number of shares of stock that the Company shall have authority to issue is 332,531,454, consisting of 210,300,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and 122,231,454 shares of Preferred Stock, $0.001 par value per share. The first Series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 4,082,965 shares. The second series of Preferred Stock shall be designated “Series B-1 Preferred Stock” and shall consist of 1,954,846 shares. The third series of Preferred Stock shall be designated “Series B-2 Preferred Stock” and shall consist of 2,848,263 shares. The fourth series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 11,343,434 shares. The fifth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of 7,151,873 shares. The sixth series of Preferred Stock shall be designated “Series E Preferred Stock” and shall consist of 12,040,980 shares. The seventh series of Preferred Stock shall be designated “Series F Preferred Stock” and shall consist of 61,344,029 shares. The eighth series of Preferred Stock shall be designated “Series F-1 Preferred Stock” and shall consist of 21,465,064 shares.
ARTICLE V
The terms and provisions of the Common Stock and Preferred Stock are as follows:
1.    Definitions. For purposes of this ARTICLE V, the following definitions shall apply:
(a)    “Conversion Price” shall mean $0.50 per share for the Series A Preferred Stock, $3.0161 per share for the Series B-1 Preferred Stock, $3.0161 per share for the Series B-2 Preferred Stock, $5.4841 per share for the Series C Preferred Stock, $8.2085 per share for the Series D Preferred Stock, $12.4806 per share for the Series E Preferred Stock, $2.8505 per share for the Series F Preferred Stock, and $1.9098 per share for the Series F-1 Preferred Stock (each subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(b)    “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.
(c)    “Company” shall mean Heartflow, Inc.
(d)    “Dividend Rate” shall mean an annual rate of $0.03 per share for the Series A Preferred Stock, $0.284 per share for the Series B-1 Preferred Stock, $0.284 per share for the Series B-2 Preferred Stock, $0.7384 per share for the Series C Preferred Stock, $1.24 per share for the Series D Preferred Stock, $2.0265 per share for the Series E Preferred Stock, $0.2281 per share for the Series F Preferred Stock, and $0.1528 per share for the Series F-1 Preferred Stock (each subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).
(e)    “Liquidation Preference” shall mean $0.50 per share for the Series A Preferred Stock, $3.55 per share for the Series B-1 Preferred Stock, $3.55 per share for the Series B-2 Preferred Stock, $9.23 per share for the Series C Preferred Stock, $15.50 per share for the Series D Preferred Stock, $25.3317 per share for the Series E Preferred Stock, $4.2758 per share for the Series F Preferred Stock, and $2.8647 per share for the Series F-1 Preferred Stock (each subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).
(f)    “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.
(g)    “Original Issue Price” shall mean $0.50 per share for the Series A Preferred Stock, $3.55 per share for the Series B-1 Preferred Stock, $3.55 per share for the Series B-2 Preferred Stock, $9.23 per share for the Series C Preferred Stock, $15.50 per share for the Series D Preferred Stock, and $25.3317 per share for the Series E Preferred Stock, $2.8505 per share for the Series F Preferred Stock, and $1.9098 per share for the Series F-1 Preferred Stock (each subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).
(h)    “Preferred Stock” shall mean the Series A Preferred Stock, the Series B-1 Preferred Stock, the Series B-2 Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, and the Series F-1 Preferred Stock.
(i)    “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event after the date hereof.
(j)    “Series B Preferred Stock” shall mean the Series B-1 Preferred Stock and the Series B-2 Preferred Stock.
(k)    “Series C Preferred Accrued Dividend” shall mean: (i) with respect to the shares of Series C Preferred Stock issued on December 21, 2011, a dividend in the amount of $8.2579 per share (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein); (ii) with respect to the shares of Series C Preferred Stock issued on January 12, 2012, a dividend in the amount of $8.2134 per share (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein); (iii) with respect to the shares of Series C Preferred Stock issued on January 20, 2012, a dividend in the amount of $8.1973 per share (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein); and (iv) with respect to the shares of Series C Preferred Stock issued on February 19, 2014, a dividend in the amount of $6.6577 per share (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), in each case of items (i) through (iv) of the foregoing, payable to the holders of outstanding shares of Series C Preferred Stock as of immediately prior to the closing of a Liquidation Event, subject to and in accordance with the conditions set forth in Section 2(d) and Section 3(a)(iv).
2.    Dividends.
(a)    Series F Preferred Stock and Series F-1 Preferred Stock. From and after the date of the issuance of any shares of Series F Preferred Stock and Series F-1 Preferred Stock, the holders of outstanding shares of Series F Preferred Stock and Series F-1 Preferred Stock shall be entitled to receive, only when, as and if declared by the Company’s Board of Directors (the “Board of Directors”), out of any funds and assets at the time legally available therefor, dividends at the Dividend Rate specified for the Series F Preferred Stock and Series F-1 Preferred Stock, respectively, payable in preference and priority to any declaration or payment of any dividend (other than dividends on shares of Common Stock payable in shares of Common Stock) on shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Common Stock of the Company. The right to receive dividends on shares of Series F Preferred Stock and Series F-1 Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Series F Preferred Stock or Series F-1 Preferred Stock by reason of the fact that dividends on said shares are not declared or paid. Payment of any dividends to the holders of Series F Preferred Stock and Series F-1 Preferred Stock shall be on a pro rata, pari passu basis.
(b)    Series E Preferred Stock. After all dividends on the Series F Preferred Stock and the Series F-1 Preferred Stock have been paid or set aside for payment to the holders of Series F Preferred Stock and Series F-1 Preferred Stock, the holders of outstanding shares of Series E Preferred Stock shall be entitled to receive, only when, as and if declared by the Board of Directors, out of any funds and assets at the time legally available therefor, dividends at the Dividend Rate specified for the Series E Preferred Stock payable in preference and priority to any declaration or payment of any dividend (other than dividends on shares of Common Stock payable in shares of Common Stock) on shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Common Stock of the Company. The right to receive dividends on shares of Series E Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Series E Preferred Stock by reason of the fact that dividends on said shares are not declared or paid. Payment of any dividends to the holders of Series E Preferred Stock shall be on a pro rata, pari passu basis.
(c)    Series D Preferred Stock. After all dividends on the Series F Preferred Stock, the Series F-1 Preferred Stock and the Series E Preferred Stock have been paid or set aside for payment to the holders of Series F Preferred Stock, Series F-1 Preferred Stock, and Series E Preferred Stock, the holders of outstanding shares of Series D Preferred Stock shall be entitled to receive, only when, as and if declared by the Board of Directors, out of any funds and assets at the time legally available therefor, dividends at the Dividend Rate specified for the Series D Preferred Stock payable in preference and priority to any declaration or payment of any dividend (other than dividends on shares of Common Stock payable in shares of Common Stock) on shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Common Stock of the Company. The right to receive dividends on shares of Series D Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Series D Preferred Stock by reason of the fact that dividends on said shares are not declared or paid. Payment of any dividends to the holders of Series D Preferred Stock shall be on a pro rata, pari passu basis.

(d)    Series C Preferred Stock. After all dividends on the Series F Preferred Stock, the Series F-1 Preferred Stock, the Series E Preferred Stock and the Series D Preferred Stock have been paid or set aside for payment to the holders of Series F Preferred Stock, Series F-1 Preferred Stock, Series E Preferred Stock and Series D Preferred Stock, the holders of outstanding shares of Series C Preferred Stock shall be entitled to receive only when, as and if declared by the Board of Directors, out of any funds and assets at the time legally available therefor, dividends at the Dividend Rate specified for the Series C Preferred Stock payable in preference and priority to any declaration or payment of any dividend (other than dividends on shares of Common Stock payable in shares of Common Stock) on shares of Series A Preferred Stock, Series B Preferred Stock, or Common Stock of the Company in any calendar year. The right to receive dividends on shares of Series C Preferred Stock pursuant to the prior sentence shall not be cumulative, and no right to dividends shall accrue to holders of Series C Preferred Stock by reason of the fact that dividends on said shares are not declared or paid. Payment of any dividends to the holders of Series C Preferred Stock shall be on a pro rata, pari passu basis. Notwithstanding the foregoing, in the event of a Liquidation Event, and subject to the conditions set forth in Section 3(a)(iv), each holder of outstanding shares of Series C Preferred Stock as of immediately prior to the closing of such Liquidation Event shall be entitled to receive the Series C Preferred Accrued Dividend. For the avoidance of doubt, a holder of shares of Series C Preferred Stock shall automatically forfeit the right to receive any Series C Preferred Accrued Dividend with respect to such shares of Series C Preferred Stock upon conversion of such shares of Series C Preferred Stock into shares of Common Stock.
(e)    Series B Preferred Stock. After all dividends on the Series F Preferred Stock, the Series F-1 Preferred Stock, the Series E Preferred Stock, the Series D Preferred Stock and the Series C Preferred Stock have been paid or set aside for payment to the holders of Series F Preferred Stock, Series F-1 Preferred Stock, Series E Preferred Stock, Series D Preferred Stock and Series C Preferred Stock, the holders of outstanding shares of Series B Preferred Stock shall be entitled to receive, only when, as and if declared by the Board of Directors, out of any funds and assets at the time legally available therefor, dividends at the Dividend Rate specified for the Series B Preferred Stock payable in preference and priority to any declaration or payment of any dividend (other than dividends on shares of Common Stock payable in shares of Common Stock) on the Common Stock and Series A Preferred Stock of the Company. The right to receive dividends on shares of Series B Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Series B Preferred Stock by reason of the fact that dividends on said shares are not declared or paid. Payment of any dividends to the holders of Series B Preferred Stock shall be on a pro rata, pari passu basis.
(f)    Series A Preferred Stock. After dividends on the Series F Preferred Stock, the Series F-1 Preferred Stock, the Series E Preferred Stock, the Series D Preferred Stock, the Series C Preferred Stock and the Series B Preferred Stock have been paid or set aside for payment to the holders of Series F Preferred Stock, Series F-1 Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock, the holders of outstanding shares of Series A Preferred Stock shall be entitled to receive, only when, as and if declared by the Board of Directors, out of any funds and assets at the time legally available therefor, dividends at the Dividend Rate specified for the Series A Preferred Stock payable in preference and priority to any declaration or payment of any dividend (other than dividends on shares of Common Stock payable in shares of Common Stock) on the Common Stock of the Company. The right to receive dividends on shares of Series A Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Series A Preferred Stock by reason of the fact that dividends on said shares are not declared or paid. Payment of any dividends to the holders of Series A Preferred Stock shall be on a pro rata, pari passu basis.

(g)    Dividend Participation. Except as otherwise expressly contemplated by this Section 2, the Company shall not declare, pay or set aside any dividends on shares of Common Stock or any other class or series of capital stock of the Company (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Amended and Restated Certificate of Incorporation) the holders of the shares of Preferred Stock then outstanding shall first receive, or simultaneously receive, in addition to the other dividends payable on the shares of Preferred Stock pursuant to this Section 2, on a pro rata, pari passu basis, a dividend on each outstanding share of Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of such series of Preferred Stock as would equal the product of (x) the dividend payable on each share of such series of Preferred Stock determined as if all shares of such series had been converted into Common Stock, and (y) the number of shares of Common Stock issuable upon conversion of a share of such series of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend, or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of such series of Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Original Issue Price for such series of Preferred Stock; provided that, if the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one (1) class or series of capital stock of the Company, the dividend payable to the holders of Preferred Stock pursuant to this Section 2(g) shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest dividend to the holders of such series of Preferred Stock.
(h)    Waiver of Dividends. Any dividend payable on any series of Preferred Stock may be waived, in whole or in part, by the consent or vote of the holders of a majority of the outstanding shares of such series; provided, however, that any dividend payable on the Series F Preferred Stock and Series F-1 Preferred Stock shall not be waived, in whole or in part, without the consent or vote of the holders of at least 60% of the outstanding shares of Series F Preferred Stock and Series F-1 Preferred Stock (collectively, the “Series F Requisite Holders”).
3.    Liquidation Rights.
(a)    Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary:
(i)    Series F Preference. The holders of Series F Preferred Stock and Series F-1 Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, and in the event of a Liquidation Event (as defined below), out of the consideration payable to stockholders in such Liquidation Event or out of the Available Proceeds (as defined below), as applicable, prior and in preference to any payment or distribution to the holders of Series E Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock or Common Stock by reason of their ownership of such stock, an amount per share for each share of Series F Preferred Stock and Series F-1 Preferred Stock held by them equal to the sum of (i) the applicable Liquidation Preference specified for such share of Series F Preferred Stock and Series F-1 Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series F Preferred Stock and Series F-1 Preferred Stock ((i) and (ii) together, the “Series F Preference”). If upon the liquidation, dissolution or winding up of the Company or any Liquidation Event, the assets of the

Company legally available for distribution to the holders of the Series F Preferred Stock and Series F-1 Preferred Stock are insufficient to permit the payment to such holders of the full Series F Preference, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series F Preferred Stock and Series F-1 Preferred Stock in proportion to the number of shares of Series F Preferred Stock and Series F-1 Preferred Stock held by them.
(ii)    Series E Preference. After payment has been made or set aside of the full Series F Preference, the holders of Series E Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, and in the event of a Liquidation Event, out of the consideration payable to stockholders in such Liquidation Event or out of the Available Proceeds, as applicable, prior and in preference to any payment or distribution the holders of Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock or Common Stock by reason of their ownership of such stock, an amount per share for each share of Series E Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Series E Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series E Preferred Stock ((i) and (ii) together, the “Series E Preference”). If upon the liquidation, dissolution or winding up of the Company or any Liquidation Event, the assets of the Company legally available for distribution to the holders of the Series E Preferred Stock following the payment of the Series F Preference are insufficient to permit the payment to such holders of the full Series E Preference, then the entire assets of the Company legally available for distribution following the payment of the Series F Preference shall be distributed with equal priority and pro rata among the holders of the Series E Preferred Stock in proportion to the number of shares of Series E Preferred Stock held by them.
(iii)    Series D Preference. After payment has been made or set aside of the full Series F Preference and the full Series E Preference, the holders of Series D Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, and in the event of a Liquidation Event, out of the consideration payable to stockholders in such Liquidation Event or out of the Available Proceeds, as applicable, prior and in preference to any payment or distribution the holders of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock or Common Stock by reason of their ownership of such stock, an amount per share for each share of Series D Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Series D Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series D Preferred Stock ((i) and (ii) together, the “Series D Preference”). If upon the liquidation, dissolution or winding up of the Company or any Liquidation Event, the assets of the Company legally available for distribution to the holders of the Series D Preferred Stock following the payment of the Series F Preference and Series E Preference are insufficient to permit the payment to such holders of the full Series D Preference, then the entire assets of the Company legally available for distribution following the payment of the Series F Preference and Series E Preference shall be distributed with equal priority and pro rata among the holders of the Series D Preferred Stock in proportion to the number of shares of Series D Preferred Stock held by them.
(iv)    Series C Preference. After payment has been made or set aside of the full Series F Preference, the full Series E Preference and the full Series D Preference, the holders of Series C Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, and in the event of a Liquidation Event, out of the consideration payable to stockholders in such Liquidation Event or out of the Available Proceeds, as applicable, prior and in preference to any payment or distribution to the holders of Series B Preferred Stock, Series A Preferred Stock or Common Stock by reason of their ownership of such stock, an amount per share for each share of Series C

Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Series C Preferred Stock, (ii) in the case of a Liquidation Event, the applicable Series C Preferred Accrued Dividend for such share and (iii) all declared but unpaid dividends (if any) on such share of Series C Preferred Stock that do not constitute the Series C Preferred Accrued Dividend ((i)-(iii) collectively, the “Series C Preference”). If upon the liquidation, dissolution or winding up of the Company or a Liquidation Event, the assets of the Company legally available for distribution to the holders of the Series C Preferred Stock following the payment of the Series F Preference, Series E Preference and Series D Preference are insufficient to permit the payment to such holders of the full Series C Preference, then the entire assets of the Company legally available for distribution following the payment of the Series F Preference, Series E Preference and Series D Preference shall be distributed with equal priority and pro rata among the holders of the Series C Preferred Stock in proportion to the number of shares of Series C Preferred Stock held by them.
(v)    Series B Preference. After payment has been made or set aside of the full Series F Preference, the full Series E Preference, the full Series D Preference and the full Series C Preference, the holders of Series B Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, and in the event of a Liquidation Event, out of the consideration payable to stockholders in such Liquidation Event or out of the Available Proceeds, as applicable, prior and in preference to any payment or distribution the holders of Series A Preferred Stock or Common Stock by reason of their ownership of such stock, an amount per share for each share of Series B Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Series B Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series B Preferred Stock ((i) and (ii) together, the “Series B Preference”). If upon the liquidation, dissolution or winding up of the Company or any Liquidation Event, the assets of the Company legally available for distribution to the holders of the Series B Preferred Stock following the payment of the Series F Preference, Series E Preference, Series D Preference and Series C Preference are insufficient to permit the payment to such holders of the full Series B Preference, then the entire assets of the Company legally available for distribution following the payment of the Series F Preference, Series E Preference, Series D Preference and Series C Preference shall be distributed with equal priority and pro rata among the holders of the Series B Preferred Stock in proportion to the number of shares of Series B Preferred Stock held by them.
(vi)    Series A Preference. After payment has been made or set aside of the full Series F Preference, the full Series E Preference, the full Series D Preference, the full Series C Preference and the full Series B Preference, the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, and in the event of a Liquidation Event, out of the consideration payable to stockholders in such Liquidation Event or out of the Available Proceeds, as applicable, prior and in preference to any payment or distribution to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Series A Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Series A Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series A Preferred Stock, or such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series A Preferred Stock ((i) and (ii) together, the “Series A Preference” and, collectively with the Series F Preference, the Series E Preference, Series D Preference, Series C Preference, and the Series B Preference, the “Liquidation Preferences”). If upon the liquidation, dissolution or winding up of the Company or any Liquidation Event, the assets of the Company legally available for distribution to the holders of Series A Preferred Stock following the payment of the Series F Preference, Series E Preference, Series D Preference, Series C Preference and Series B Preference are insufficient to permit the payment to such holders of the full Series A Preference, then the entire assets of the Company legally available for distribution Stock following the payment of the Series F Preference, Series E Preference, Series D Preference, Series C Preference and Series B Preference shall be distributed with equal priority and pro rata among the holders of the Series A Preferred Stock in proportion to the number of shares of Series A Preferred Stock held by them.
(b)    Remaining Assets. After the payment or setting aside for payment to the holders of Preferred Stock of the full Liquidation Preferences specified in Section 3(a), the entire remaining assets of the Company legally available for distribution shall be distributed pro rata to the holders of the Common Stock of the Company in proportion to the number of shares of Common Stock held by them.
(c)    Shares not Treated as Both Preferred Stock and Common Stock in any Distribution. Shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any distribution, or series of distributions, as shares of Common Stock, without first foregoing participation in the distribution, or series of distributions, as shares of Preferred Stock.
(d)    Reorganization. For purposes of this Section 3, a liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by, or to include: (i) (x) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company or any of its stockholders is party (including, without limitation, any acquisition of securities of the Company representing 50% or more of the outstanding voting rights of all security holders of the Company in a single transaction or a series of related transactions (including by share issuance or share sale, but excluding any sale of stock for capital raising purposes)), or (y) any reorganization, merger or consolidation in which the Company is a constituent party or in which a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, other than, in the cause of clauses (x) and (y), a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Company held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power, whether held directly or indirectly, represented by the outstanding voting securities of the Company or such other surviving or resulting entity; (ii) a sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole, except where such sale, lease, exclusive license or other disposition is to a wholly-owned subsidiary of the Company; or (iii) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. The treatment of any transaction or series of related transactions as a liquidation, dissolution or winding up pursuant to clause (i) or (ii) above (either, a “Liquidation Event”), may be waived only by the consent or vote of the holders of each of (i) a majority of the outstanding Preferred Stock (voting as a single class and on an as-converted basis), (ii) at least 60% of the outstanding Series C Preferred Stock with respect to the Series C Preferred Stock (voting as a separate series), (iii) at least 60% of the outstanding Series D Preferred Stock with respect to the Series D Preferred Stock (voting as a separate series), (iv) at least 60% of the outstanding Series E Preferred Stock with respect to the Series E Preferred Stock (voting as a separate series), and (v) the Series F Requisite Holders with respect to the Series F Preferred and Series F-1 Preferred Stock.
(e)    Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Company upon any Liquidation Event shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such Liquidation

Event. The value of such property, rights or securities shall be determined in good faith by the Board of Directors, including the Series F Director (as defined in Section 5(d) below).
(f)    Effecting a Liquidation Event. The Company shall not have the power to effect a Liquidation Event referred to in Section 3(d)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Company in such Liquidation Event shall be allocated to the holders of capital stock of the Company in accordance with Section 3(a) and Section 3(b).
In the event of a Liquidation Event referred to in Section 3(d)(ii) or 3(d)(iii), if the Company does not effect a dissolution of the Company under the Delaware General Corporation Law within ninety (90) days after such Liquidation Event, then (i) the Company shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if the Series F Requisite Holders so request in a written instrument delivered to the Company not later than one hundred twenty (120) days after such Liquidation Event, the Company shall use the consideration received by the Company for such Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors, including the Series F Director), together with any other assets of the Company available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Liquidation Event, to redeem all outstanding shares of Preferred Stock, subject to and in accordance with the Liquidation Preferences set forth in Section 3(a), at a price per share equal to the applicable Liquidation Preference pursuant to Section 3(a). Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of a series of Preferred Stock, the Company shall redeem a pro rata portion of each holder’s shares of such series of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Section 3(f), the Company shall not expend or dissipate the consideration received for such Liquidation Event, except to discharge expenses incurred in connection with such Liquidation Event.
(g)    Allocation of Escrow and Contingent Consideration. In the event of a Liquidation Event pursuant to this Section 3, if any portion of the consideration payable to the stockholders of the Company is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with Sections 3(a) and 3(b) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Company upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Company in accordance with Sections 3(a) and 3(b) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 3(g), consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations or otherwise subject to contingencies in connection with such Liquidation Event shall be deemed to be Additional Consideration.

4.    Conversion. The holders of the Preferred Stock shall have conversion rights as follows:
(a)    Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, after the date of issuance of such share at the office of the Company or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series by the Conversion Price for such series in effect at the time of the conversion. The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series. Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately adjusted.
(b)    Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Company or a Liquidation Event, the conversion rights detailed in this Section 4 shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock; provided, that the foregoing termination of the conversion rights shall not affect the amount(s) otherwise paid or payable in accordance with Section 3(a) to the holders of Preferred Stock pursuant to such liquidation, dissolution or winding up of the Company or a Liquidation Event.
(c)    Automatic Conversion.
(i)    Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Company’s Common Stock, provided that (A) (i) the net offering proceeds to the Company are not less than $100,000,000, and (ii) the per share price of the shares sold in the public offering shall be no less than $4.9884 per share net of underwriter commissions and expenses (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein); or (B) (i) so long as BCLS (as defined in the Purchase Agreement (as defined below)) holds at least 11,693,855 shares of Series F Preferred Stock, the affirmative consent of BCLS, (ii) the net offering proceeds to the Company are not less than $100,000,000 and (iii) the per share price of the shares sold in the public offering shall be no less than $5.7010 per share net of underwriter commissions and expenses (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein) (in each case of (A) or (B), a “Qualified Public Offering”). For purposes of this Amended and Restated Certificate of Incorporation, “Purchase Agreement” shall mean that certain Series F and F-1 Preferred Stock Purchase Agreement, dated on or about the Series F Original Issue Date, by and among the Company and the purchasers of Series F Preferred Stock and Series F-1 Preferred Stock party thereto.
(ii)    Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share immediately prior to the closing of a SPAC Transaction, provided that: (A) (i) such SPAC Transaction will result in cash on the balance sheet of the successor company of the SPAC Transaction of not less than $100,000,000 and (ii) the per share price assigned to each share of Common Stock in such SPAC Transaction is not less than $4.9884 per share (subject to adjustment from time to time for Recapitalization and as otherwise set forth elsewhere herein); or (B) (i) so long as BCLS holds at least 11,693,855 shares of Series F Preferred Stock, the affirmative consent of BCLS, (ii) the addition of cash to the balance sheet of the successor company of the SPAC Transaction of not less than $100,000,000, and (iii) the per share price assigned to each share of Common Stock in such SPAC Transaction is not less than $5.7010 per share (subject to adjustment from time to time for Recapitalization and as otherwise set forth elsewhere herein) (in each case of (A) or (B), a “Qualified SPAC Transaction”). A “SPAC Transaction” shall mean a transaction or series of transactions (whether by merger, consolidation, or transfer or issuance of equity interests or otherwise) whereby a special purpose acquisition company acquires all of the equity interests of the Company (or any surviving or resulting company).
(iii)    All shares of each series of Preferred Stock then outstanding shall automatically be converted into fully paid, non-assessable shares of Common Stock at the then effective Conversion Rate applicable to each such series upon the written request of the holders of a majority of the then outstanding shares of Series F Preferred Stock and Series F-1 Preferred Stock (voting as a single series and on an as-converted basis).
Each of the events referred to in this Section 4(c) are referred to herein as an “Automatic Conversion Event” and the time of such Automatic Conversion Event or the date and time specified or the time of the Automatic Conversion Event is referred to herein as the “Mandatory Conversion Time.”
(d)    Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the number of shares of Common Stock to be issued upon conversion of the Preferred Stock shall be rounded down to the nearest whole share. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash, provided that the Company shall not be obligated to pay cash to a holder of any fractional share if the total amount payable to such holder in respect of such fractional share pursuant to the foregoing would be less than $100.
(e)    Mechanics of Conversion. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 4. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, and shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Stock or (B) notify the Company or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates, and shall give written notice to the Company at such office that he elects to convert the same; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Company, that notice from the Company shall not have been received by any holder of record of shares of Preferred

Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.
(f)    Stock Certificates. The Company shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Company or other event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event. The outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and all rights with respect to the Preferred Stock converted pursuant to this Section 4, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time).
(g)    Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Mandatory Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Company may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.
(h)    Taxes. The Company shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.
(i)    Adjustments to Conversion Price for Diluting Issues.
(i)    Special Definition. For purposes of this paragraph 4(i), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to paragraph

4(i)(iii), deemed to be issued) by the Company after the filing of this Amended and Restated Certificate of Incorporation (the “Original Issue Date”), other than issuances or deemed issuances of:
(1)    shares of Common Stock issued upon the conversion of the Preferred Stock;
(2)    shares of Common Stock and options, warrants or other rights to purchase Common Stock issued or issuable to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock grants, restricted stock purchase agreements, option plans, purchase plans, incentive programs or similar arrangements approved by the Board of Directors, including the Series F Director;
(3)    shares of Common Stock issued or issuable upon the exercise or conversion of Options or Convertible Securities;
(4)    shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraph 4(i)(vi), 4(j) or 4(k) hereof;
(5)    shares of Common Stock issued or issuable in a registered public offering under the Securities Act pursuant to which all outstanding shares of Preferred Stock are automatically converted into Common Stock pursuant to a Qualified Public Offering;
(6)    shares of Common Stock issued or issuable pursuant to an automatic conversion of all outstanding shares of Preferred Stock into Common Stock pursuant to a Qualified SPAC Transaction;
(7)    shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors, including the Series F Director;
(8)    shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a debt financing or commercial leasing transaction approved by the Board of Directors, including the Series F Director;
(9)    shares of Common Stock issued or issuable in connection with any settlement of any action, suit, proceeding or litigation approved by the Board of Directors, including the Series F Director;
(10)    shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors, including the Series F Director; and
(11)    shares of Common Stock issued or issuable to suppliers or third-party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors, including the Series F Director.
The Shares of Common Stock set forth in Section 4(i)(i)(1)-(11) are the “Excluded Shares.”

(ii)    No Adjustment of Conversion Price. No adjustment in the applicable Conversion Price of any series of Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Company receives written notice from the holders of a majority of the outstanding shares of such series of Preferred Stock; provided, however that a waiver of any adjustment to the Conversion Price of the Series F Preferred Stock or Series F-1 Preferred Stock pursuant to this Section 4 shall require the affirmative written consent or vote of the Series F Requisite Holders.
(iii)    Deemed Issue of Additional Shares of Common Stock. In the event the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities), or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:
(1)    no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;
(2)    if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(i) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 4(i)(vi), 4(j) and 4(k) hereof), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);
(3)    no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common Stock and any other adjustments provided for herein between the original adjustment date and such readjustment date;
(4)    if the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Section 4(i)(iv), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security, or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (4) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date;
(5)    if the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Section 4(i)(iv) (either because the consideration per share (determined pursuant to Section 4(i)(v)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (i) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security, or (ii) any decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto shall be deemed to have been issued effective upon such increase or decrease becoming effective;
(6)    upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each Series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:
(a)    in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Options plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and
(b)    in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the

Company (determined pursuant to Section 4(i)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and
(7)    if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this paragraph 4(i)(iii) as of the actual date of their issuance.
(iv)    Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event this Company shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to paragraph 4(i)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the affected series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this Section 4(i)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.
(v)    Determination of Consideration. For purposes of this Section 4(i), the consideration received by the Company for the issue (or deemed issue) of any Additional Shares of Common Stock shall be computed as follows:
(1)    Cash and Property. Such consideration shall:
(a)    insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest;
(b)    insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors, including the Series F Director; and
(c)    in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as determined in good faith by the Board of Directors, including the Series F Director.

(2)    Options and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to paragraph 4(i)(iii) shall be determined by dividing
(x)    the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by
(y)    the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
(vi)    Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock after the Original Issue Date, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by Recapitalization or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.
(j)    Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock after the Original Issue Date, the Dividend Rate, Original Issue Price, Conversion Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by Recapitalization or otherwise) into a lesser number of shares of Preferred Stock, the Dividend Rate, Original Issue Price, Conversion Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.
(k)    Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 (“Liquidation Rights”), if after the Original Issue Date the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, Recapitalization, consolidation, merger or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization,

Recapitalization, consolidation or merger, all subject to further adjustment as provided herein with respect to such other shares.
(l)    Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the applicable Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:
(1)    the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and
(2)    the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.
Notwithstanding the foregoing, (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Conversion Price shall be adjusted pursuant to this Section as of the time of actual payment of such dividends or distributions; and (ii) that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.
(m)    Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 2 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.
(n)    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Company at its expense shall, as promptly as reasonably practicable, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.
(o)    Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived by the consent or vote of the holders of a majority of the outstanding shares of such series either before or after the issuance causing the adjustment, provided that any downward adjustment of the Conversion Price of the Series F Preferred Stock or Series F-1 Preferred Stock may be waived only with the consent or vote of the Series F Requisite Holders. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.
(p)    Notices of Record Date. In the event that this Company shall propose at any time:
(i)    to declare any distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;
(ii)    to effect any Recapitalization of its Common Stock outstanding involving a change in the Common Stock; or
(iii)    to voluntarily liquidate or dissolve the Company, wind up the Company’s affairs, or to enter into any Liquidation Event;
then, in connection with each such event, this Company shall send to the holders of the Preferred Stock prior written notice of the record date on which a record shall be taken for such distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such distribution) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above, as well as the effective date on which such event detailed in (ii) and (iii) above is proposed to take place.
Such written notice shall be sent at least five (5) days prior to the record date or effective date for the event specified in such notice and shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Company and shall be deemed given on the date such notice is mailed.
The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent or vote of the Series F Requisite Holders.
(q)    Multiple Closing Dates. In the event the Company shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the applicable Conversion Price pursuant to the terms of Section 4(i)(iv) then, upon the final such issuance, the applicable Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period)
(r)    Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of

Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.
5.    Voting.
(a)    Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.
(b)    No Series Voting. Other than as provided herein or required by law, there shall be no series voting.
(c)    Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.
(d)    Election of Directors. The holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, voting together as a single series, shall be entitled to elect two members of the Company’s Board of Directors (the “General Preferred Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. The holders of Series F Preferred Stock and Series F-1 Preferred Stock, voting together as a single series, shall be entitled to elect one member of the Company’s Board of Directors (the “Series F Director”, and together with the General Preferred Directors, the “Preferred Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; provided that, for administrative convenience, the initial Series F Director may also be appointed by the Board of Directors in connection with the approval of the initial issuance of Series F Preferred Stock and Series F-1 Preferred Stock without a separate action by the holders of the Series F Preferred Stock or Series F-1 Preferred Stock. The holders of Common Stock, voting as a separate class, shall be entitled to elect two members of the Company’s Board of Directors (the “Common Director(s)”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; provided, however, that at such time as no Founder (as defined in that certain Amended and Restated Voting Agreement, dated on or about the date of this Restated Certificate, by and among the Company and the other parties thereto

(the “Voting Agreement”)) is then providing services to the Company or any of its subsidiaries as an employee, following the resignation or removal of the Founder Director (as defined in the Voting Agreement), the number of Common Directors that the holders of Common Stock, voting as a separate class, shall be entitled to elect shall be reduced to one. Any additional members of the Company’s Board of Directors shall be elected by the holders of Common Stock and Preferred Stock, voting together as a single class and on an as-converted basis. Any director elected as provided in this Section 5(d) may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Common Stock or a series of Preferred Stock or, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to this Section 5(d), then any directorship not so filled shall remain vacant until such time as the holders of the Common Stock or such series of Preferred Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Company other than by the stockholders of the Company that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 5(d), a vacancy in any directorship filled by the holders of any class or classes or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or classes or series or by any remaining director or directors elected by the holders of such class or classes or series pursuant to this Section 5(d).
(e)    Adjustment in Authorized Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Amended and Restated Certificate of Incorporation) an affirmative vote of the holders of a majority of the stock of the Company (on an as converted basis), irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.
(f)    Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.
6.    Amendments and Changes.
(a)    As long as at least 1,000,000 shares of Preferred Stock shall be issued and outstanding (as adjusted for Recapitalizations), the Company shall not (whether by merger, recapitalization, consolidation or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class and on an as-converted basis:
(i)    amend, alter or repeal any provision of the Certificate of Incorporation of the Company or Bylaws of the Company in a manner that adversely affects the powers, preferences or rights of the Preferred Stock;
(ii)    increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Preferred Stock or any additional class or series of capital stock of the Company unless the same ranks junior to the Preferred Stock with respect to its rights, powers, preferences, and privileges;
(iii)    create, or authorize the creation of, or issue or obligate itself to issue shares of, or reclassify (by Recapitalization or otherwise), any capital stock unless the same ranks junior to the Preferred Stock with respect to its rights, preferences and privileges;
(iv)    purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Company other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of such employment or service at no greater than the original purchase price thereof, or (iv) as approved by the Board of Directors, including the approval of the Series F Director;
(v)    increase the authorized number of shares available for issuance under the Company’s Amended and Restated 2009 Stock Equity Incentive Plan;
(vi)    liquidate, dissolve or wind-up the business and affairs of the Company, or effect any merger or consolidation or any other Liquidation Event or consent thereto;
(vii)    create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Company, or permit any subsidiary to create, or authorize the creation of, or issue or obligate itself to issue, any shares of any class or series of capital stock, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Company, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary, unless, in each case, such action is approved by the Board of Directors, including the approval of the Series F Director;
(viii)    change the number of votes entitled to be cast by any director or directors on any matter, or adopt any amendment to Article VIII or any provision materially inconsistent with Article VIII; or
(ix)    amend this Section 6(a).

(b)    As long as at least 1,000,000 shares of Series F Preferred Stock or Series F-1 Preferred Stock shall be issued and outstanding (as adjusted for Recapitalizations), the Company shall not (whether by merger, recapitalization, consolidation or otherwise):
(i)    without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the aggregate outstanding shares of the Series F Preferred Stock and Series F-1 Preferred Stock (voting together as a single series), (A) amend, alter or repeal any provision of the Certificate of Incorporation of the Company if such action would alter or change the powers, preferences, or special rights of the Series F Preferred Stock or Series F-1 Preferred Stock so as to affect them adversely, but shall not so affect the entire class of Preferred Stock, or (B) amend this Section 6(b)(i); or
(ii)    without first obtaining the approval of the Series F Requisite Holders, (A) authorize a Liquidation Event pursuant to which the holders of Series F Preferred Stock receive at the closing of such Liquidation Event aggregate gross proceeds of less than $8.5515 per share (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), (B) increase or decrease the authorized number of shares of Series F Preferred Stock or Series F-1 Preferred Stock, or (C) amend this Section 6(b)(ii).
(c)    As long as at least 1,000,000 shares of Series E Preferred Stock shall be issued and outstanding (as adjusted for Recapitalizations), the Company shall not (whether by merger, recapitalization, consolidation or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than 60% of the outstanding shares of Series E Preferred Stock:
(i)    amend, alter or repeal any provision of the Certificate of Incorporation of the Company if such action would alter or change the powers, preferences, or special rights of the Series E Preferred Stock so as to affect them adversely, but shall not so affect the entire class of Preferred Stock; or
(ii)    amend this Section 6(c).
(d)    As long as at least 1,000,000 shares of Series D Preferred Stock shall be issued and outstanding (as adjusted for Recapitalizations), the Company shall not (whether by merger, recapitalization, consolidation or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than 60% of the outstanding shares of Series D Preferred Stock:
(i)    amend, alter or repeal any provision of the Certificate of Incorporation of the Company if such action would alter or change the powers, preferences, or special rights of the Series D Preferred Stock so as to affect them adversely, but shall not so affect the entire class of Preferred Stock;
(ii)    amend this Section 6(d).

(e)    As long as at least 1,000,000 shares of Series C Preferred Stock shall be issued and outstanding (as adjusted for Recapitalizations), the Company shall not (whether by merger, recapitalization, consolidation or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than 60% of the outstanding shares of Series C Preferred Stock:
(i)    amend, alter or repeal any provision of the Certificate of Incorporation of the Company if such action would alter or change the powers, preferences, or special rights of the Series C Preferred Stock so as to affect them adversely, but shall not so affect the entire class of Preferred Stock; or
(ii)    amend this Section 6(e).
(f)    As long as at least 1,000,000 shares of Series B Preferred Stock shall be issued and outstanding (as adjusted for Recapitalizations), the Company shall not (whether by merger, recapitalization, consolidation or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than 55% of the outstanding shares of Series B Preferred Stock:
(i)    amend, alter or repeal any provision of the Certificate of Incorporation of the Company if such action would alter or change the powers, preferences, or special rights of the Series B Preferred Stock so as to affect them adversely, but shall not so affect the entire class of Preferred Stock;
(ii)    increase the number of authorized shares of Series B Preferred Stock; or
(iii)     amend this Section 6(f).
7.    Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed, converted or otherwise acquired by the Company or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Company nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption, conversion or acquisition.
8.    Waiver. Except as otherwise set forth herein, any of the rights, powers, preferences and other terms of any series of Preferred Stock set forth herein may be waived on behalf of all holders of such series of Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of such series of Preferred Stock then outstanding, provided that, except as otherwise set forth in this Amended and Restated Certificate of Incorporation, any of the rights, powers, preferences and other terms of the Series F Preferred Stock and Series F-1 Preferred Stock set forth herein may only be waived on behalf of all holders of the Series F Preferred Stock and Series F-1 Preferred Stock by the affirmative written consent or vote of the Series F Requisite Holders.
9.    Notices. Any notice required by the provisions of this ARTICLE V to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Company.

ARTICLE VI
The Company is to have perpetual existence.
ARTICLE VII
Elections of directors need not be by written ballot unless the Bylaws of the Company shall so provide.
ARTICLE VIII
Unless otherwise set forth herein, the number of directors that constitute the Board of Directors of the Company shall be fixed by, or in the manner provided in, the Bylaws of the Company. Each director shall be entitled to one (1) vote on each matter presented to the Board of Directors; provided, however, that, so long as the holders of Series F Preferred Stock and Series F-1 Preferred Stock are entitled to elect the Series F Director, the affirmative vote of the Series F Director shall be required for the authorization by the Board of Directors of any of the matters set forth in Section 5.1 of the Amended and Restated Investors’ Rights Agreement, dated on or about the date of this Amended and Restated Certificate of Incorporation, by and among the Company and the other parties thereto, as such agreement may be amended from time to time.
ARTICLE IX
In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Company is expressly authorized to adopt, amend or repeal the Bylaws of the Company.
ARTICLE X
1.    To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
2.    The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in ARTICLE X the Company shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.

3.    The Company shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this ARTICLE X or otherwise.
4.    If a claim for indemnification or advancement of expenses under this ARTICLE X is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by the Company, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
5.    The rights conferred on any person by this ARTICLE X shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, the Bylaws of the Company, or any agreement, or pursuant to any vote of stockholders or disinterested directors or otherwise. The Company’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.
6.    Neither any amendment nor repeal of this ARTICLE X, nor the adoption of any provision of this Company’s Certificate of Incorporation inconsistent with this ARTICLE X, shall eliminate or reduce the effect of this ARTICLE X, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE XI
Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.
ARTICLE XII
The Company renounces, to the fullest extent permitted by law, any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Company who is not an employee of the Company or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Company or any of its subsidiaries (collectively, the persons referred to in clauses (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company. Any repeal or modification of this ARTICLE XII will only be prospective and will not affect the rights under this

ARTICLE XII in effect at the time of the occurrence of any actions or omissions to act giving rise to liability. Notwithstanding anything to the contrary contained elsewhere in this Amended and Restated Certificate of Incorporation, the affirmative vote of the Series F Requisite Holders, shall be required to amend or repeal, or to adopt any provisions inconsistent with this ARTICLE XII.
ARTICLE XIII
For purposes of Section 500 of the California Corporations Code (to the extent applicable), in connection with any repurchase of shares of Common Stock permitted under this Amended and Restated Certificate of Incorporation from employees, officers, directors or consultants of the Company in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board of Directors (in addition to any other consent required under this Amended and Restated Certificate of Incorporation), such repurchase may be made without regard to any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined in Section 500 of the California Corporations Code). Accordingly, for purposes of making any calculation under California Corporations Code Section 500 in connection with such repurchase, the amount of any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined therein) shall be deemed to be zero (0).
[Signature Page Follows]

IN WITNESS WHEREOF, Heartflow, Inc. has caused this Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the 17th day of July, 2025.

HEARTFLOW, INC.

By:	/s/ John C.M. Farquhar
Name: John C.M. Farquhar
Title: Chief Executive Officer
[Signature Page to Certificate of Incorporation]